Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

OSHKOSH CORPORATION REPORTS FISCAL 2021

SECOND QUARTER RESULTS

Strong Fiscal 2021 Second Quarter Performance

Issues Fiscal 2021 Sales and Earnings Expectations

Declares Quarterly Cash Dividend of $0.33 Per Share

OSHKOSH, WI - (April 28, 2021) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and essential equipment, today reported fiscal 2021 second quarter net income of $99.6 million, or $1.44 per diluted share, compared to $68.6 million, or $0.99 per diluted share, in the second quarter of fiscal 2020. Results for the second quarter of fiscal 2021 included after-tax charges of $2.5 million associated with restructuring actions in the Access Equipment segment and $0.2 million associated with business acquisition costs in the Defense segment. Results for the second quarter of fiscal 2020 included an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and a valuation allowance on deferred tax assets in Europe of $11.4 million. Excluding these charges, adjusted1 net income was $102.3 million, or $1.48 per diluted share, and $86.5 million, or $1.25 per diluted share, for the second quarter of fiscal 2021 and 2020, respectively. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

Consolidated net sales in the second quarter of fiscal 2021 increased 5.1 percent to $1.89 billion as a result of higher Fire & Emergency and Access Equipment segment sales, offset in part by lower sales in the Defense segment.

Consolidated operating income in the second quarter of fiscal 2021 increased 5.4 percent to $140.8 million, or 7.5 percent of sales, compared to $133.6 million, or 7.4 percent of sales, in the second quarter of fiscal 2020. The increase was primarily due to improved product mix, the impact of higher consolidated sales volume and lower spending resulting from the COVID-19 pandemic, offset in part by higher incentive compensation accruals and a decrease in cumulative catch-up adjustments on contract margins in the Defense segment. Excluding $2.2 million of pre-tax charges related to restructuring actions and $0.3 million of pre-tax business acquisition costs, adjusted1 operating income in the second quarter of fiscal 2021 was $143.3 million, or 7.6 percent of sales.

“We are pleased to report strong fiscal second quarter results that exceeded our expectations and were higher than the prior year. Our Access Equipment and Fire & Emergency segments both delivered strong revenue and profitability, and our outlook across the company has improved considerably over the past several months,” said John C. Pfeifer, president and chief executive officer of Oshkosh Corporation. “We expect our strong second quarter performance and improved outlook to yield growth in revenues, operating income and earnings per share in fiscal 2021 compared with last year’s results.

“During the quarter, our Defense team’s hard work and determination were rewarded when the U.S. Postal Service (USPS) selected Oshkosh as the winner to build its Next Generation Delivery Vehicle (NGDV). The NGDV will revolutionize the USPS delivery vehicle fleet with improved safety, reliability, sustainability and cost-efficiency as well as a better working experience for our nation’s postal carriers. The 10-year program provides the USPS with both zero-emission Battery Electric Vehicles (BEV) and fuel efficient, low emission Internal Combustion Engine (ICE) vehicles, with the option of delivering any combination, up to 100 percent of either model. Our vehicle design also provides the USPS with the flexibility to convert ICE units to BEV in the future. We are proud to be working with the USPS over the next decade on this historic program.

“We are pleased to reinstate our practice of providing expectations for the current fiscal year. For fiscal 2021, we expect full year revenues to be in the range of $7.75 billion to $7.95 billion, leading to expected diluted earnings per share of $6.10 to $6.60 or adjusted earnings per share of $6.35 to $6.85. Both of these estimates represent growth compared to fiscal 2020, and we expect to exit fiscal 2021 in a position of strength,” said Pfeifer.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment sales in the second quarter of fiscal 2021 increased 6.5 percent to $738.2 million due to improved market demand in Asia and North America. The second quarter of fiscal 2020 was impacted by low market demand, due in large part to the global economic shutdown as a result of the COVID-19 pandemic.

Access Equipment segment operating income in the second quarter of fiscal 2021 increased 13.7 percent to $80.5 million, or 10.9 percent of sales, compared to $70.8 million, or 10.2 percent of sales, in the second quarter of fiscal 2020. The increase in operating income was primarily due to the impact of higher sales volume, lower spending resulting from the COVID-19 pandemic and improved product mix, offset in part by higher incentive compensation accruals. Excluding $2.2 million of pre-tax charges related to restructuring actions, adjusted1 operating income in the second quarter of fiscal 2021 was $82.7 million, or 11.2 percent of sales.

Defense - Defense segment sales for the second quarter of fiscal 2021 decreased 2.6 percent to $614.7 million due to lower Family of Medium Tactical Vehicle sales volume and a $19 million decrease in cumulative catch-up adjustments on contracts, offset in part by higher Family of Heavy Tactical Vehicle sales volume and sales of Pratt Miller after its acquisition on January 19, 2021.

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

Defense segment operating income in the second quarter of fiscal 2021 decreased 40.5 percent to $35.5 million, or 5.8 percent of sales, compared to $59.7 million, or 9.5 percent of sales, in the second quarter of fiscal 2020. The decrease in operating income was due to a $14 million decrease in cumulative catch-up adjustments on contract margins as well as costs and inefficiencies associated with the establishment of an additional production line.

Fire & Emergency - Fire & Emergency segment sales for the second quarter of fiscal 2021 increased 29.0 percent to $312.5 million. Sales in the second quarter of fiscal 2020 were negatively impacted due to delayed deliveries resulting from a supplier quality issue and travel restrictions related to the COVID-19 pandemic that prevented customers from inspecting and accepting vehicles. In addition, Aircraft Rescue and Firefighting vehicle volume was higher in the second quarter of fiscal 2021 as two multi-unit awards were recognized in the quarter.

Fire & Emergency segment operating income in the second quarter of fiscal 2021 increased 149.5 percent to $47.4 million, or 15.2 percent of sales, compared to $19.0 million, or 7.8 percent of sales, in the second quarter of fiscal 2020. The increase in operating income was largely due to the impact of higher sales volume, favorable price/cost dynamics, improved product mix and the absence of manufacturing inefficiencies experienced in the second quarter of the prior year.

Commercial - Commercial segment sales for the second quarter of fiscal 2021 decreased 2.8 percent to $230.0 million due to lower refuse collection vehicle demand caused by the COVID-19 pandemic and the impact of the sale of the concrete batch plant business in the fourth quarter of fiscal 2020, offset in part by an increase in concrete mixer volume. Front-discharge concrete mixer volume was low in the prior year second quarter as a result of the ramp-up of production to a new model. Concrete batch plant sales were $6.8 million in the second quarter of fiscal 2020.

Commercial segment operating income in the second quarter of fiscal 2021 increased 132.1 percent to $18.8 million, or 8.2 percent of sales, compared to $8.1 million, or 3.4 percent of sales, in the second quarter of fiscal 2020. The increase in operating income was primarily due to lower product liability costs, lower spending resulting from the COVID-19 pandemic and lower warranty costs.

Corporate - Corporate operating costs in the second quarter of fiscal 2021 increased $17.4 million to $41.4 million primarily due to higher incentive compensation accruals, higher healthcare costs and higher share-based compensation expense as a result of the increase in the Company’s stock price.

Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of fiscal 2021 decreased $9.5 million to $11.2 million. The second quarter of fiscal 2020 included $8.5 million of debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes.

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of fiscal 2021 of $33.2 million, or 25.0 percent of pre-tax income, compared to $38.3 million, or 35.8 percent of pre-tax income, in the second quarter of fiscal 2020. Excluding the tax impact of debt extinguishment costs of $2.0 million as well as a valuation allowance on deferred tax assets in Europe, adjusted1 income tax expense in the second quarter of fiscal 2020 was $28.9 million, or 25.0 percent of adjusted pre-tax income.

Six-month Results

The Company reported net sales for the first six months of fiscal 2021 of $3.47 billion and net income of $169.1 million, or $2.45 per diluted share. This compares with net sales of $3.49 billion and net income of $144.3 million, or $2.09 per diluted share, in the first six months of 2020. The improvement in net income for the first six months of fiscal 2021 compared to the first six months of fiscal 2020 was the result of the impact of lower selling, general and administrative costs resulting from the COVID-19 pandemic, the absence of a tax

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

valuation allowance, the absence of debt extinguishment costs, improved investment results and lower intangible asset amortization.

Results for the first six months of fiscal 2021 included after-tax charges of $10.3 million associated with restructuring actions in the Access Equipment segment and $0.8 million associated with business acquisition costs in the Defense segment. Results for the first six months of fiscal 2020 included an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and a valuation allowance on deferred tax assets in Europe of $11.4 million. Excluding these charges, adjusted1 net income was $180.2 million, or $2.61 per diluted share, and $162.2 million, or $2.35 per diluted share for the first six months of fiscal 2021 and 2020, respectively.

Fiscal 2021 Expectations

The Company announced its fiscal 2021 diluted earnings per share estimate range of $6.10 to $6.60 (adjusted earnings per share of $6.35 to $6.85) on projected net sales between $7.75 billion and $7.95 billion. These estimates reflect estimated operating income between $592.5 million and $637.5 million (adjusted operating income of between $610 million and $655 million). Management intends to provide additional guidance, including by segment, on the conference call later today.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.33 per share of Common Stock. The dividend will be payable on May 28, 2021, to shareholders of record as of May 14, 2021.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2021 second quarter results and its full-year fiscal 2021 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition; the duration and severity of the COVID-19 pandemic; the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freight costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; potential impacts of budget constraints facing the USPS and continuously changing demands for postal services; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; performance issues with suppliers or subcontractors, particularly as demand rebounds from the COVID-19 pandemic; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 14,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, London™ and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net sales	$1,889.0	$1,796.7	$3,465.5	$3,491.8
Cost of sales	1,573.9	1,504.3	2,907.8	2,909.9
Gross income	315.1	292.4	557.7	581.9

Operating expenses:
Selling, general and administrative	172.0	157.4	317.4	330.8
Amortization of purchased intangibles	2.3	1.4	3.6	8.4
Total operating expenses	174.3	158.8	321.0	339.2
Operating income	140.8	133.6	236.7	242.7

Other income (expense):
Interest expense	(11.8)	(22.3)	(23.8)	(35.4)
Interest income	0.6	1.6	1.2	2.9
Miscellaneous, net	3.1	(5.8)	1.6	(6.2)
Income before income taxes and earnings (losses) of unconsolidated affiliates	132.7	107.1	215.7	204.0
Provision for income taxes	33.2	38.3	46.4	59.0
Income before earnings (losses) of unconsolidated affiliates	99.5	68.8	169.3	145.0
Equity in earnings (losses) of unconsolidated affiliates	0.1	(0.2)	(0.2)	(0.7)
Net income	$99.6	$68.6	$169.1	$144.3

Earnings per share:
Basic	$1.45	$1.00	$2.48	$2.12
Diluted	1.44	0.99	2.45	2.09

Basic weighted-average shares outstanding	68,513,419	68,281,213	68,375,370	68,189,216
Dilutive equity-based compensation awards	775,202	590,811	671,722	717,059
Diluted weighted-average shares outstanding	69,288,621	68,872,024	69,047,092	68,906,275

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	March 31, 2021	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$1,093.2	$582.9
Receivables, net	877.1	857.6
Unbilled receivables	460.4	483.6
Inventories, net	1,397.2	1,505.4
Other current assets	153.2	106.3
Total current assets	3,981.1	3,535.8
Property, plant and equipment:
Property, plant and equipment	1,408.3	1,397.0
Accumulated depreciation	(847.1)	(831.1)
Property, plant and equipment, net	561.2	565.9
Goodwill	1,086.5	1,009.5
Purchased intangible assets, net	447.3	418.2
Other long-term assets	267.7	286.5
Total assets	$6,343.8	$5,815.9

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$-	$5.2
Accounts payable	662.3	577.8
Customer advances	706.0	491.4
Payroll-related obligations	185.6	150.8
Income taxes payable	19.3	14.7
Other current liabilities	329.3	345.2
Total current liabilities	1,902.5	1,585.1
Long-term debt, less current maturities	818.3	817.9
Other long-term liabilities	604.8	562.2
Commitments and contingencies
Shareholders’ equity	3,018.2	2,850.7
Total liabilities and shareholders’ equity	$6,343.8	$5,815.9

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended March 31,
	2021	2020
Operating activities:
Net income	$169.1	$144.3
Depreciation and amortization	48.3	50.6
Stock-based compensation expense	14.9	17.7
Deferred income taxes	4.0	11.4
(Gain) loss on sale of assets	0.6	(9.9)
Foreign currency transaction gains	(0.7)	(1.5)
Loss on extinguishment of debt	-	8.5
Other non-cash adjustments	2.4	0.9
Changes in operating assets and liabilities	456.3	(157.2)
Net cash provided by operating activities	694.9	64.8

Investing activities:
Additions to property, plant and equipment	(38.3)	(57.5)
Additions to equipment held for rental	(4.1)	(10.9)
Acquisition of business, net of cash acquired	(112.1)	-
Proceeds from sale of equipment held for rental	7.8	32.5
Other investing activities	1.1	(1.2)
Net cash used by investing activities	(145.6)	(37.1)

Financing activities:
Proceeds from the issuance of debt	-	303.9
Repayment of debt	(5.2)	(300.0)
Debt extinguishment and issuance costs	-	(9.6)
Repurchases of Common Stock	(8.0)	(49.3)
Dividends paid	(45.2)	(40.9)
Proceeds from exercise of stock options	22.8	23.6
Other financing activities	(2.4)	(0.8)
Net cash used by financing activities	(38.0)	(73.1)

Effect of exchange rate changes on cash	(1.0)	0.9
Increase (decrease) in cash and cash equivalents	510.3	(44.5)
Cash and cash equivalents at beginning of period	582.9	448.4
Cash and cash equivalents at end of period	$1,093.2	$403.9

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended March 31,
	2021			2020
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$358.2	$-	$358.2	$273.7	$-	$273.7
Telehandlers	175.2	-	175.2	217.6	-	217.6
Other	203.2	1.6	204.8	201.7	-	201.7
Total Access Equipment	736.6	1.6	738.2	693.0	-	693.0

Defense(a)	614.3	0.4	614.7	626.1	4.9	631.0

Fire & Emergency(a)	308.7	3.8	312.5	241.9	0.4	242.3

Commercial
Refuse collection	104.4	-	104.4	115.2	-	115.2
Concrete placement	97.3	-	97.3	89.7	-	89.7
Other	27.1	1.2	28.3	30.1	1.7	31.8
Total Commercial	228.8	1.2	230.0	235.0	1.7	236.7
Corporate and intersegment eliminations	0.6	(7.0)	(6.4)	0.7	(7.0)	(6.3)
	$1,889.0	$-	$1,889.0	$1,796.7	$-	$1,796.7

	Six Months Ended March 31,
	2021			2020
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$636.2	$-	$636.2	$579.7	$-	$579.7
Telehandlers	298.1	-	298.1	419.0	-	419.0
Other	364.7	2.9	367.6	412.2	-	412.2
Total Access Equipment	1,299.0	2.9	1,301.9	1,410.9	-	1,410.9

Defense(a)	1,164.3	0.7	1,165.0	1,126.0	5.4	1,131.4

Fire & Emergency(a)	578.5	7.9	586.4	494.6	4.6	499.2

Commercial
Refuse collection	206.7	-	206.7	231.1	-	231.1
Concrete placement	165.0	-	165.0	165.4	-	165.4
Other	51.3	2.7	54.0	62.4	2.0	64.4
Total Commercial	423.0	2.7	425.7	458.9	2.0	460.9
Corporate and intersegment eliminations	0.7	(14.2)	(13.5)	1.4	(12.0)	(10.6)
	$3,465.5	$-	$3,465.5	$3,491.8	$-	$3,491.8

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Operating income (loss):
Access Equipment	$80.5	$70.8	$105.4	$139.8
Defense(a)	35.5	59.7	88.3	90.7
Fire & Emergency(a)	47.4	19.0	82.5	49.9
Commercial	18.8	8.1	30.7	25.9
Corporate and intersegment eliminations	(41.4)	(24.0)	(70.2)	(63.6)
	$140.8	$133.6	$236.7	$242.7

	March 31,
	2021	2020
Period-end backlog:
Access Equipment	$1,519.9	$844.4
Defense(a)	3,501.8	3,447.3
Fire & Emergency(a)	1,267.1	1,290.3
Commercial	449.7	400.2
	$6,738.5	$5,982.2

(a)

On October 1, 2020, the Company transferred operational responsibility of the airport snow removal vehicle business from the Fire & Emergency segment to the Defense segment. As a result, the results of the airport snow removal vehicle business have been included with the Defense segment for financial reporting purposes. Historical information has been reclassified to include the airport snow removal vehicle business in the Defense segment for all periods presented.

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Access Equipment segment operating income (GAAP)	$80.5	$70.8	$105.4	$139.8
Restructuring-related costs	2.2	-	10.2	-
Adjusted Access Equipment segment operating income (non-GAAP)	$82.7	$70.8	$115.6	$139.8

Defense segment operating income (GAAP)	$35.5	$59.7	$88.3	$90.7
Acquisition costs	0.3	-	1.0	-
Adjusted Defense segment operating income (non-GAAP)	$35.8	$59.7	$89.3	$90.7

Consolidated operating income (GAAP)	$140.8	$133.6	$236.7	$242.7
Restructuring-related costs	2.2	-	10.2	-
Acquisition costs	0.3	-	1.0	-
Adjusted consolidated operating income (non-GAAP)	$143.3	$133.6	$247.9	$242.7

Interest expense net of interest income (GAAP)	11.2	20.7	22.6	32.5
Loss on extinguishment of debt	-	(8.5)	-	(8.5)
Adjusted interest expense net of interest income (non-GAAP)	11.2	12.2	22.6	24.0

Pre-tax Income (GAAP)	$132.7	$107.1	$215.7	$204.0
Restructuring-related costs	2.2	-	10.2	-
Acquisition costs	0.3	-	1.0	-
Loss on extinguishment of debt	-	8.5	-	8.5
Adjusted pre-tax income (non-GAAP)	$135.2	$115.6	$226.9	$212.5

Provision for income taxes (GAAP)	$33.2	$38.3	$46.4	$59.0
Tax provision related to restructuring-related costs	(0.3)	-	(0.1)	-
Tax benefit related to acquisition costs	0.1	-	0.2	-
Tax benefit related to loss on extinguishment of debt	-	2.0	-	2.0
Valuation allowance on deferred tax assets	-	(11.4)	-	(11.4)
Adjusted provision for income taxes (non-GAAP)	$33.0	$28.9	$46.5	$49.6

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Oshkosh Corporation Reports Results for Fiscal 2021 Second Quarter

April 28, 2021

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net income (GAAP)	$99.6	$68.6	$169.1	$144.3
Loss on extinguishment of debt, net of tax	-	6.5	-	6.5
Valuation allowance on deferred tax assets	-	11.4	-	11.4
Restructuring-related costs, net of tax	2.5	-	10.3	-
Acquisition costs, net of tax	0.2	-	0.8	-
Adjusted net income (non-GAAP)	$102.3	$86.5	$180.2	$162.2

Earnings per share-diluted (GAAP)	$1.44	$0.99	$2.45	$2.09
Loss on extinguishment of debt, net of tax	-	0.10	-	0.10
Valuation allowance on deferred tax assets	-	0.16	-	0.16
Restructuring-related costs, net of tax	0.04	-	0.15	-
Acquisition costs, net of tax	-	-	0.01	-
Adjusted earnings per share-diluted (non-GAAP)	$1.48	$1.25	$2.61	$2.35

	Fiscal 2021 Expectations
	Low	High
Operating income (GAAP)	$592.5	$637.5
Restructuring-related costs	16.5	16.5
Acquisition costs	1.0	1.0
Adjusted operating income (non-GAAP)	$610.0	$655.0

Earnings per share-diluted (GAAP)	$6.10	$6.60
Restructuring-related costs, net of tax	0.24	0.24
Acquisition costs, net of tax	0.01	0.01
Adjusted earnings per share-diluted (non-GAAP)	$6.35	$6.85

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